Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter, the “Agreement”) is knowingly and voluntarily made and entered into effective this 15th day of September, 2017 by and between Thomas Shields (hereinafter, “Shields”) and Patriot National, Inc. (“Patriot”) (collectively, the “Parties”). The term “Patriot” shall also collectively include, without limitation, Patriot National, Inc.’s past and present parents, successors in interest and assigns, affiliates, subsidiaries, divisions, departments, wholly-owned corporations or partnerships, business associations, sole proprietorships, limited liability companies, and its current or former officers, agents, representatives, fiduciaries, administrators, directors, attorneys, stockholders, members, partners, management, supervisors, or employees, in both their individual and official capacities.

WHEREAS, the Parties executed an Employment Agreement dated January 5, 2015, in which, inter alia, Shields agreed to serve as the Executive Vice President and Chief Financial Officer of Patriot (the “Employment Agreement”), and Shields has served in that role for Patriot from September 8, 2014 through the date of this Agreement (the “Employment Term”);

WHEREAS, this Agreement sets forth the mutual agreement between Patriot and Shields with respect to the parties’ mutual decision to separate and terminate their relationship; and

WHEREAS, Patriot has agreed to provide severance pay and other consideration to Shields in exchange for his execution of this Agreement.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Mutual Termination of Employment. The Parties have mutually decided to separate and terminate their relationship effective as of September 15, 2017 the “Effective Date”. Shields shall take no further action on behalf of Patriot and confirms that he has been paid for all wages or other sums due to him through and including the Separation Date in accordance with Patriot’s usual payroll practices and as required by law.

The Parties agree that Shields’ separation from Patriot is due to a voluntary resignation by Shields, such separation shall be considered amicable, and there is no disagreement between Shields and Patriot on any matter related to Patriot’s financial condition or financial reporting.

1.    Severance and Other Payments. Patriot agrees to pay Shields payments in the total sum of NINE HUNDRED TWENTY THOUSAND AND 00/100 DOLLARS ($920,000) (collectively, the “Severance Payments”). The Severance Payments shall be paid in the following installments:

a.	$370,000 by September 15, 2017

b.	$91,700 by October 15, 2017

c.	$91,700 by November 15, 2017

d.	$91,700 by December 15, 2017

e.	$91,700 by January 15, 2018

f.	$91,700 by February 15, 2018; and

g.	$91,700 by March 15, 2018

Patriot shall withhold federal income tax and the employee share of payroll taxes in accordance with its payroll practices in connection with these Severance Payments. Shields will be responsible for all income tax liabilities associated with the Severance Payments, if any, that may be due and payable. Shields agrees to indemnify and hold harmless Patriot from any and all liens, actions, claims, fines, penalties, or interest of any kind, on the part of the Internal Revenue Service or any other taxation authority in connection with the income tax aspects of the Severance Payments. It is further acknowledged and agreed.by Shields that neither Patriot nor its attorneys have expressed any opinions nor made any representations concerning any tax consequences associated with the Severance Payments described above, and that Shields will seek advice from his own tax counsel or other advisors. Shields shall provide Patriot’s counsel written payment instructions at least one (1) week prior to the date of any installment payment as set forth herein. If no new payment instructions are provided in a given month when an installment payment is due, Patriot is authorized to send the payment in the same manner as the prior month. Except as provided in Sections 18, 11 and 27 of this Agreement, each side shall bear their own attorneys’ fees and costs.

2.    COBRA Health Plan Coverage. Shields will be offered whatever benefits he is entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Information concerning the monthly premiums, rates and election criteria for the COBRA plan will be provided via separate letter to Shields from Patriot. For two (2) years from the Effective Date, subject to Shields’s election of COBRA continuation coverage under Patriot’s group health plan, Patriot shall pay to Shields an amount equal to the difference between the monthly COBRA premium cost for Shields and his qualified dependents and the monthly contribution paid by active employees for the same coverage. Any payments by Patriot under this Section shall cease immediately if there is any breach of this Agreement by Shields or Shields becomes eligible to receive any health benefits with a new employer.

3.    No Other Amounts Due or Payable. Other than the Severance Payments, group health plan coverage and advanced stock vesting expressly provided in Sections 2, 3 and 6, and all accrued obligations due Shields through, and payable, on or before the 9th of August 2017, Shields shall not be entitled to any additional consideration or any additional amounts from Patriot including, without limitation, any amounts with respect to (a) his employment by Patriot; and (b) the mutual termination of his employment with Patriot. The Severance Payments are in consideration for the execution of this Agreement by Shields and Shields’ strict compliance with the terms and conditions of this Agreement.

4.    No Admission of Liability. This Agreement, and compliance with this Agreement, shall not be construed as an admission by Patriot or Shields of any liability whatsoever, or as an admission by either Party of any violation of the rights of Patriot or Shields or any other person, or of any violation of any order, law, statute, duty, or contract, including without limitation the Employment Agreement. Shields represents that he (1) has no information or evidence of any unlawful conduct on the part of Patriot; (2) has not filed nor made any complaints or charges against Patriot with any local, state or federal governmental agency; (3) is not aware of any regulatory or administrative investigations of Patriot; (4) has no knowledge or any facts or circumstances that could give rise to any claims under any laws referenced in Section 7 of this Agreement; and (5) has no personal claims against Patriot other than his request for a severance package from Patriot. Shields acknowledges that, bur for his execution of this Agreement and General Release, he would not be entitled to severance benefits from Patriot. Patriot specifically disclaims any liability to Shields or any other person, and any alleged violation of any rights of Shields or any other person, or of any order, law, statute, duty, or contract, including without limitation the Employment Agreement. The Parties agree and acknowledge that this Section 5 is a substantial material inducement for Patriot to enter into this Agreement.

5.    Stock Vesting, Stock Restrictions and Waiver of Stock Options. Under the Employment Agreement, Shields was entitled to restricted shares of common stock for each of the first three (3) years following his continued employment with Patriot. For 2016 and 2017, Shields received restricted shares of Patriot’s common stock as an Equity Award under the Employment Agreement.

Under the Employment Agreement, Shields was to receive restricted shares of Patriot’s common stock, vesting one-third (1/3) annually over a three year vesting period, for Shields’ continued employment with Patriot. As part of this Agreement, Patriot shall provide Shields with 23,529 restricted shares of Patriot’s common stock in accordance with the vesting schedule established by the Employment Agreement as if Shields’ employment had not been terminated or, alternatively, provide Shields the cash equivalent of said shares on September 15, 2017.

Except as expressly provided herein, Shields waives all rights to any stock options of any shares of Patriot’s stock and waives any rights for any other equity awards of stock in connection with his employment with Patriot.

6.    Releases; Covenants Not to Sue. With the exception of the rights arising under this Agreement, Shields hereby unconditionally and irrevocably releases and forever discharges Patriot (as defined above) of and from, and agrees not to sue and not to assert against Patriot any causes of action, claims and demands whatsoever, at law, in equity, in any state or federal court or other tribunal or before any agency or commission of local, state and federal governments, arising, or alleged to have arisen, or which may arise under any common law theory, any state, county and/or any federal law including, but not limited to, the Family and Medical Leave Act, the Equal Pay Act, federal, state, or municipal anti-discrimination and/or anti-retaliation laws such as the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), Title VII of the Civil Rights Act, as amended, and the Florida Civil Rights Act of 1992, that Shields ever had, now has, or which his heirs, executors, administrators, or assigns, or any of them, hereafter can, shall or may have, based on any set of facts known or unknown, occurring prior to, and including, the date of the execution of this Agreement. This release expressly includes, without limitation, any claims related to Shields’ employment with Patriot, the mutual termination of

Shields’ employment, any tort or contract claim, and/or any claims arising under the Employment Agreement. This release does not include any claims by Shields asserting a breach of this Agreement by Patriot.1

With the exception of the rights arising under this Agreement, Patriot (as defined above) hereby unconditionally and irrevocably releases and forever discharges Shields, of and from, and agrees not to sue and not to assert against Shields any causes of action, claims and demands whatsoever, at law, in equity, in any state or federal court or other tribunal or before any agency or commission of local, state and federal governments, arising, or alleged to have arisen, or which may arise under any common law theory, any state, county and/or any federal law, that Patriot ever had, now has, or which its successors or assigns, or any of them, hereafter can, shall or may have, based on any set of facts known or unknown, occurring prior to, and including, the date of the execution of this Agreement. This release expressly includes, without limitation, any claims related to Shields’ employment with Patriot, the mutual termination of Shields’ employment, any tort or contract claim, and/or any claims arising under the Employment Agreement. This release does not include any claims by Patriot asserting a breach of this Agreement by Shields.

7.    Waiver of Rights and Claims Under the ADEA/OWBPA. Because Shields is over the age of forty (40), Patriot understands that Shields is part of a protected class under the ADEA, as amended by the OWBPA. Patriot further understands that pursuant to the OWBPA, Shields may waive any and all potential claims that he may have against Patriot relative to age discrimination pursuant to the ADEA. Shields confirms and agrees that:

a)    in consideration for the amount described in Section 2 of this Agreement, Shields specifically and voluntarily waives such rights and/or claims under the ADEA, as amended by the OWBPA, which Shields has or might have against Patriot to the extent such rights and/or claims arose prior to the date this Agreement was executed;

b)    Shields understands that rights or claims under the ADEA, as amended by the OWBPA, which may arise after the date this Agreement is executed are not waived by him;

c)    Shields is advised to consider the terms and provisions of this Agreement carefully and to consult with or seek advice from an attorney of his choice or any other person of his choosing prior to executing this Agreement;

d)    Shields has been, and is herein, informed and understands that he has twenty-one (21) days within which to consider this Agreement;

[1]	Notwithstanding any other provision herein, nothing in this Agreement is intended in any way to limit Shields’ right or ability to initiate or participate in any investigation or proceeding conducted by any federal, state or local agency, including the U.S. Equal Employment Opportunity Commission (“EEOC”) and/or the U.S, Securities and Exchange Commission (“SEC”). Further, in accordance with the SEC’s whistleblower regulations, nothing in this agreement is intended to limit any communication with or disclosures of confidential information to the SEC. Notwithstanding the foregoing, Shields agrees to waive any right to recover monetary damages in any suit, complaint, charge or other proceeding filed by Shields or anyone else on Shields’ behalf. Shields further represents that he is not aware of facts or evidence that would form the basis of a whistleblower claim against Patriot.

e)    Shields has been, and is herein, informed and understands that for a period of seven (7) calendar days following the execution of this Agreement, Shields may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired;

f)    Shields has carefully read and fully understands all of the terms and provisions of this Agreement, and he knowingly and voluntarily agrees to all of the terms and provisions set forth in this Agreement;

g)    in entering into this Agreement, Shields is not relying on any representation, promise, assurance or inducement made by Patriot, or by any officer, employee, representative or agent of Patriot, with the exception of those matters set forth or described in this Agreement; and

h)    the twenty-one (21) day review period will not be affected by or extended by any revisions which might be made to this Agreement.

i)    Shields knowingly and voluntarily waives the 21 day review period provided by OWBPA,

8.    Continued Consulting. For the first six (6) months after the Effective Date, Shields shall serve as a consultant to his successor as Patriot’s Chief Financial Officer, assist in any manner reasonably requested concerning any audits by BDO and provide guidance as may be reasonably requested (not to exceed 10 hours in any given week, unless otherwise agreed to by the Parties in writing). The Parties jointly recognize that Shields’ departure from Patriot is amicable and such consulting work is for the purpose of providing a smooth transition of leadership. For any month in which Shields provides such consulting work, Patriot shall pay to Shields Thirty-Five Thousand and 00/100 Dollars ($35,000), in a lump sum within fifteen (15) days of the final day of any such month. By way of example, if Shields provides consulting work to Patriot during the month of September 2017, Patriot shall make such payment to Shields by the 15th day of October.

9.    Cooperation. With respect to any third party claims (including, without limitation, ongoing litigations) that implicate Patriot (or its officers or directors) during the time Shields was employed with Patriot, Shields shall use all commercially reasonable efforts to cooperate fully and assist Patriot in its defense of any such claims. Upon reasonable request, Shields shall make himself available to Patriot’s designated counsel (including counsel for any officers or directors of Patriot) to discuss facts and other issues concerning any transactions or matters for which Shields has personal knowledge. Any such communications shall maintain a privileged status that may only be waived by written consent of Patriot. Shields also agrees that if is subpoenaed by any person or entity (including any governmental entity) to give testimony or provide documents (in a deposition, court proceeding or otherwise), that in any way relates to his employment with Patriot, Shields shall give prompt notice of such request to Patriot (24 hours or less) and shall make no disclosure until Patriot has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. In the event Shields’ cooperation under this Section results in reasonable out of pocket expenses for Shields, Patriot shall reimburse Shields for such reasonable expenses after submission by Shields of proof of the expenses. Time is of the essence with respect to any requests made for Shields to cooperate under this section.

10.    Indemnity and Liability Insurance. The Parties agree that notwithstanding the release in Section 7, above, Shields shall remain entitled to receive and Patriot shall remain obligated to provide indemnification and liability insurance to the fullest extent under Section 145 of the Delaware General Corporate Law Code and the Amended and Restatement By-Laws of Patriot, including Article IV thereof, as filed by Patriot with the SEC in 2015 as an Exhibit 3.2, and that a claim, suit, or proceeding against Shields by reason of the fact that he served as a legal representative, officer, employee or agent of Patriot or agreed to serve as such at the request of Patriot, includes any claim, suit, or proceeding against Shields for breach of fiduciary duty in connection with compensation that he received from Patriot while employed by Patriot and compensation that he is entitled to receive pursuant to this Agreement. Notwithstanding the foregoing, Patriot does not purport to indemnify Shields with respect to any funds that Shields may be ordered to return to Patriot in connection with any enforcement action by the SEC concerning compensation or other consideration Shields received while employed by Patriot.

11.    Strict Confidentiality. Shields agrees that he will not publicize nor disclose the terms of this Agreement with any person except, as necessary: (1) to his spouse or significant other; (2) to taxing authorities; (3) to his attorneys, tax advisors or accountants; (4) in deposition or in response to requirements of law or subpoenas; or (5) to enforce the terms of this Agreement. If the subject of this Agreement arises, Shields will respond with, “I can’t talk about that”, “that’s confidential”, or the substantive equivalent of one of these. In addition, Shields agrees not to disclose to or communicate to any third parties any business information with respect to Patriot (as defined above), including its business practices, operations, insurance arrangements, legal matters, financial situation, financial condition, financial statements and/or any other matter he learned in connection with his role as an employee with or attorney for Patriot. If the subject of Shields’ separation from Patriot arises, Shields will respond with, “the matter has been resolved”, “we resolved that”, “I can’t talk about that”, “that’s confidential”, or the substantial equivalent of one of these. This confidentiality provision expressly prohibits Shields from making any statements about Patriot, the Severance Payments or this Agreement on any social network site, other interne site or to the media. The Parties agree and acknowledge that this Section is a substantial, material inducement for Patriot to enter into this Agreement. In the event that Shields breaches this confidentiality provision, Patriot may seek, subject to applicable legal standards and requirements, any and all appropriate relief, both legal and equitable, including, without limitation, injunctive relief and the immediate return of the Severance Payments already made and a forfeiture by Shields of any payments due and owing hereunder.

12.    No Rehire and Employment Reference. Shields agrees not to seek any future employment with Patriot. In the event that a prospective employer contacts Patriot for an employment reference for Shields, the Parties agree that Patriot will only provide dates of employment and/or positions held (i.e., General Counsel) and/or rates of pay, and will not disclose the existence of this Agreement. Nothing in this Section shall prevent Shields from referring any potential future employer to publicly available information related to his departure including any SEC filings which reference his departure.

13.    Mutual Non-Disparagement. Shields and the executive team of Patriot mutually agree that they will not make any disparaging, denigrating, demeaning, or untrue statements about the other Party or any person or entity associated with the other Party, including any officer, director, member, consultant, expert, or legal representative of the other Party. Shields further agrees that he will not make any statements or offer any opinion of the financial condition of Patriot (as defined above). Disparaging statements include statements that are false, statements that are misleading, and statements that might tend to cast the other Party in a negative light, regardless of their truth or falsity. In the event that Shields breaches this non-disparagement provision, Patriot may seek any and all appropriate relief, both legal and equitable, including, without limitation, injunctive relief and the immediate return of the Severance Payments already made and a forfeiture by Shields of any payments due and owing hereunder.

14.    Non-Solicitation. For a period of one consecutive year from the Effective Date, Shields shall not, directly or indirectly, (i) employ, solicit for employment or otherwise contract for services of any individuals who is or was an employee of Patriot or any of its subsidiaries during the Employment Term; (ii) otherwise induce or attempt to induce any employee of Patriot or its subsidiaries to leave the employ of Patriot or such subsidiary, or in any way knowingly interfere with the relationship between Patriot or any such subsidiary and any employee respectively thereof; or (iii) induce or attempt to induce any customer, supplier, broker, agent, licensee or other business relation of Patriot or such subsidiary, or interfere in any way with the relationship between any such customer, supplier, broker, agent, licensee or business relation and Patriot or any subsidiary thereof.

15.    Non-Competition. In consideration of the payment to Shields of the Severance Payments, Shields agrees that, for one consecutive year from the Effective Date of this Agreement, Shields shall not participate as a partner, joint venture, proprietor, shareholder, employee or consultant, or have any other direct or indirect financial interest (other than a less than 10% interest in a corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market), including, without limitation, the interest of a creditor in any form, in, or in connection with, any business competing directly or indirectly with the business of Patriot or its subsidiaries in any geographic area where Patriot and its subsidiaries are actively engaged in conducting business as of the Effective Date. The purpose of this restrictive covenant is to protect Patriot’s trade secrets and other confidential information, including, without limitation, its business plans, processes and customer information. Shields consents that the scope and length of the restrictive covenant herein are reasonable and covenants not to challenge the reasonableness of such restrictive covenant.

16.    Restrictive Covenants. Shields acknowledges and consents to the reasonableness of any restrictive covenants set forth in this Agreement in all respects. Shields further acknowledges that the restrictions and limitations set forth in this Agreement will not materially interfere with his ability to earn a living following his termination of employment with Patriot and that his ability to earn a livelihood without violating such restrictions is a material condition. Patriot shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of any restrictive covenant in this Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach and without the posting of a bond.

17.    Default for Non-Payment and Entry of Final Judgment. In the event that Patriot fails to timely make any of the Severance Payment as required under this Agreement, Shields shall provide Patriot with a written notice of default, by email to Patriot’s counsel, Paul Ranis, Esq. (ranisp@gtlaw.com), at Greenberg Traurig. In the event the default is not cured within five (5) business days of Patriot’s receipt of the notice of default, Shields shall be entitled to initiate an action and secure a Final Judgment against Patriot National, Inc., less the amount of all payments already made to Shields hereunder, plus reasonable attorney’s fees and costs incurred in obtaining and enforcing collection of the Final Judgment. An affidavit of Shields’ counsel shall be sufficient proof as to Patriot’s default as well as the amounts due and owing by Patriot to Shields under this Agreement. All defenses of Patriot, other than payment or a prior material breach of this Agreement by Shields, shall be expressly waived in the event Patriot fails to timely cure any default for non-payment. The action to enforce this Agreement and obtain a Final Judgment shall be submitted to a state or federal court in Broward County, Florida, which the Parties stipulate has exclusive venue and jurisdiction for any dispute arising under this Agreement. Notwithstanding any other provision of this Agreement, if Shields violates any restrictive covenants in this Agreement, then Patriot shall have no obligation to pay the Severance Payments or any remaining installment thereof.

18.    Change in Control. In the event of a Change of Control of Patriot, the severance payments set forth in Section 2, to the extent they have not previously been paid to Shields, shall be accelerated and paid to Shields in a lump sum within fifteen (15) days of the effective date of any Change of Control agreement. “Change in Control” means (i) the sale of all or substantially all the assets of Patriot; or (ii) any sale of more than fifty percent (50%) of the outstanding shares of Patriot (whether effectuated by merger, consolidation or acquisition).

19.    Opportunity to Review. The Parties represent and agree that they have had the opportunity to discuss this Agreement with counsel of their choosing, have carefully read and fully understand all of the provisions of this Agreement, and that they are voluntarily entering into this Agreement.

20.    Entire Agreement/Amendments - Merger. The Parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied on any representation or statement made by the other Party or by any of the Parties’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise other than those specifically stated in this Agreement. This Agreement contains the entire agreement of the Parties in regard to the arrangements between the Parties and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof including, without limitation, the Employment Agreement. No modification or amendment of any provision of this Agreement shall be effective unless made in a written instrument, duly executed by all of the Parties to be bound thereby, which refers specifically to this Agreement and states that an amendment or modification is being made in the respects set forth in such instrument.

21.    Headings. The headings in this Agreement are for the convenience of reference only and shall not limit or otherwise affect the meaning hereof.

22.    Successors and Assigns. This Agreement shall inure to the benefit of Patriot and be binding upon it and its legal representatives, successors and assigns, and upon Shields, his heirs, administrator, executor and assigns.

23.    Mutual Drafting and Construction. The Parties understand and agree that this Agreement is purely voluntary and was prepared for the mutual benefit of the Parties. Neither Party shall be considered to be a unilateral or singular drafter of this Agreement. The Parties understand and agree that this Agreement shall be interpreted in accordance with the plain meaning of its terms and shall not be construed strictly for or against any of the Parties.

24.    Jury Trial Waiver. THE PARTIES AGREE THAT IN ANY ACTION OR PROCEEDING ARISING FROM, UNDER OR PURSUANT TO THIS AGREEMENT, THE PARTIES TO THIS AGREEMENT SHALL, AND DO HEREBY, ABSOLUTELY WAIVE AND UNCONDITIONALLY WAIVE TRIAL BY JURY.

25.    Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Florida, without regard to choice of law principles.

26.    Venue. Venue for any litigation arising under or in reference to this Agreement shall be exclusively in state or federal court in Broward County, Florida. The Parties expressly waive any objection to venue and/or jurisdiction.

27.    Attorneys’ Fees. The prevailing Party in any litigation or dispute arising out of this Agreement shall be entitled to recovery from the other Party its reasonable attorneys’ fees and costs, whether at pretrial, trial, or appellate levels.

28.    Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, unethical or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, unethical or invalid part, term, or provision shall be deemed not to be part of this Agreement. In the event that a court determines that any restrictive covenant herein is unenforceable by reason of too great a period of time in length, too great a geographical area or too extensive in any other respect, the restrictive covenant shall be extended to the maximum extent in all respects to which a court may find such restrictive covenant enforceable.

29.    Return of Patriot Property. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to Patriot or its subsidiaries or affiliates, whether prepared by Shields or otherwise coming into Shields’ possession in the course of the performance of his services under the Employment Agreement, shall be the exclusive property of Patriot and shall be delivered to Patriot, and not retained by Shields (including, without limitation, any copies thereof) within fourteen (14) days of the Effective Date. Shields shall certify, in writing, his compliance with Section 29 of this Agreement.

30.    Execution. The Parties to this Agreement may execute their signatures in counterpart, each document of which may be considered as an original when executed.

[SIGNATURE PAGE TO FOLLOW]

EACH SIGNATORY AGREES AND REPRESENTS THAT HE OR SHE HAS READ THE CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE, HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOOSING ABOUT THE MEANING AND CONSEQUENCES OF THIS AGREEMENT, AND FREELY AND VOLUNTARILY SIGNS THIS AGREEMENT.

AGREED, ACKNOWLEDGED AND ACCEPTED BY:

Date:	8/10/17

/s/ Thomas Shields
THOMAS SHIELDS

AGREED, ACKNOWLEDGED AND ACCEPTED BY:		Date: 8/11/17

PATRIOT NATIONAL INC.

By:	/s/ Gex F. Richardson
Authorized Individual’s Signature

Gex F. Richardson, EVP of Admin.
Print Authorized Individual’s Name / Title

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